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                                 Exhibit 99.1



                   BOSTON LIFE SCIENCES STOCKHOLDERS APPROVE
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                   TEN-FOR-ONE REVERSE SPLIT OF COMMON STOCK
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Boston, MA, June 9, 1997 - Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that its stockholders approved a ten-for-one reverse split of its common stock at the Company's Annual Meeting on June 6, 1997. The reverse split will become effective as of 5:00 p.m. today, and will reduce the number of common shares outstanding from approximately 125 million to approximately 12.5 million. In addition, the conversion rate for the preferred stock will similarly be adjusted on a ten-for-one basis.

David Hillson, the Company's Chairman and Chief Executive Officer stated, "We believe that the reverse split will result in a broader market for the stock than that which currently exists. Also, as a result of the split, the Company will seek a listing on NASDAQ's more visible National Market rather than the SmallCap Market where the stock is currently listed."

The effects of the reverse stock split may vary materially from expectations.

BLSI is engaged in the research and development of novel therapeutics for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include the above mentioned Altropane; Troponin I, an anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; THERAFECTIN for the treatment of rheumatoid arthritis; and two transcription factors to control the expression of molecules associated with autoimmune disease and allergies.


For additional information contact:

Joseph Hernon
Chief Financial Officer
(617) 425-0200